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                                                                  EXHIBIT 10.27

                         MEMORANDUM OF UNDERSTANDING

       WHEREAS, the parties to the action (the "Action") entitled RICHARD C. GOODWIN ET AL, V. JEFFRY PICOWER, ET AL., Del. Ch., C.A. 14618, now pending in the Court of Chancery of the State of Delaware in and for New Castle County (the "Court"), by their respective attorneys, have reached this Memorandum of Understanding providing for the settlement of the Action on the terms and subject to the conditions set forth below (the "Settlement");

       NOW, THEREFORE, it is mutually agreed, subject to the negotiation and execution of a stipulation of settlement, and to the approval of the Court, as contemplated hereinbelow, as follows:

       1. Within 10 days after the later of (a) the date on which the order of the Court approving the Settlement becomes final and no longer subject to appeal, whether by exhaustion of any possible appeal, lapse of time or otherwise, and (b) the date on which the order of the Court granting the application of plaintiff's counsel for an award of Fees and Expenses (as defined in paragraph 7 below) becomes final and no longer subject to appeal, whether by exhaustion of any possible appeal, lapse of time or otherwise (the later of the dates referred to in (a) and (b) of this paragraph being referred to herein as the "Approval Date"):


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       (a)  Advanced Medical, Inc. (the "Company") shall, in accordance with and in satisfaction of, the terms of the certificate of designation governing the 10% cumulative preferred stock of the Company (the "Preferred Stock"), cause the Preferred Stock to be redeemed at a price of $10.00 plus accrued dividends pro-rated as of the Approval Date (the "Settlement Redemption Price") less any amount deducted pro-rata from the Settlement Redemption Price as the Court may award to plaintiff's counsel as contemplated by paragraph 7 below; and

       (b) the Company shall amend its by-laws to provide that the Company will not subsequently enter into any additional material related-party transactions (to be defined in the Stipulation referred to in paragraph 3 below) with any control person or any entity controlled by such control person without the approval of a "special committee." Control person means any person controlling the Company. For the purposes of this definition, "control", as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management of another person whether through the ownership of voting securities, by agreement or otherwise. A "special committee" shall mean a committee of not less than two directors of the Company, deemed to be independent pursuant to the rules of the exchange on which the Company's common stock is then currently listed, appointed to review, negotiate and make recommendations to the Company's Board


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of Directors concerning the proposed material related-party transaction, which special committee, in connection with the foregoing, shall: (i) retain independent legal counsel, at the Company's expense, to advise it with respect to such transaction; and (ii) retain an independent financial advisor, at the Company's expense, to advise it with respect to such transaction, if such action is determined by the committee to be advisable upon consultation with independent counsel.

       2. Upon the execution of this Memorandum of Understanding, the Company shall issue a press release announcing that it has entered into an agreement in principal, subject to approval by the Court, providing for the settlement of the Action on the terms and subject to the conditions set forth herein (the "Press Release").

       3. Based upon the consideration recited in paragraph 1 hereof, the parties hereto will use their best efforts and will attempt in good faith to agree upon and execute, at the earliest practicable time, a definitive Stipulation and Agreement of Compromise and Settlement (the "Stipulation") upon the terms set forth in this Memorandum of Understanding, together with such other documentation as may be required in order to: (i) implement the matters enumerated herein; (ii) obtain approval by the Court of the Settlement of the Action pursuant to Rule 23(b)(1),



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23(b)(2), 23(e) and 23.1 of the Chancery Court Rules; and (iii) secure dismissal of the Action with prejudice and without costs for any party (except, as to costs, as provided in paragraph 7 hereof), except for the claims, if any, of any shareholders of the Company who are not members of the Preferred or Common Settlement Classes (as defined below). In addition, if any claims which are or would be subject to the release and dismissal contemplated by the Settlement are asserted against any person in any court prior to final approval of the Settlement, the plaintiff shall cooperate, where possible, with defendants' efforts to dismiss or stay such proceedings and to effect a withdrawal or dismissal of the claims.

       4. Pending the negotiation and execution of the Stipulation, all proceedings in the Action will be stayed, except as provided herein; provide, however, that as a condition of the consummation of the Settlement, plaintiff may take additional discovery upon mutual consent of the parties directed to any claim contained in the Amended Complaint.

       5. The Stipulation shall describe plaintiffs' claims and the procedural history of the Action, and will expressly provide:

           (a) that the parties shall seek the certification of the Action, for settlement purposes only, as a mandatory, non-



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opt out class action, pursuant to Rules 23(a), 23(b)(1) and 23(b)(2) of the
Chancery Court Rules to include all record holders and beneficial owners of shares of Preferred Stock of the Company as of and after the date of the issuance of the Press Release, and their legal representatives, heirs, predecessors and successors-in-interest, and all transferees and assigns of all such foregoing holders, immediate and remote (the "Preferred Settlement Class") and all record holders and beneficial owners of shares of common stock of the Company as of and after the date of the issuance of the Press Release, and their legal representatives, heirs, predecessors and successors-in-interest, and all transferees and assigns of all such foregoing holders, immediate and remote (the "Common Settlement Class");

           (b) for the complete discharge, settlement and release of, and a final injunction barring all claims, rights, causes of action, suits, matters and issues, whether known or unknown, that have been or could have been, asserted in the Action or otherwise by or on behalf of plaintiff, the Company, or any member of the Preferred and Common Settlement Classes, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity, against defendants or any of their associates, affiliates, subsidiaries, present or former officers, directors, employees, attorneys, financial or legal advisors or agents, heirs, executors, personal representatives, estates, administrators, and successors and



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assigns (collectively the "Released Parties") that have arisen, arise now or hereafter arise out of or relate in any way to the allegations, transactions or events set forth in the Amended Complaint;

           (c) that defendants in the Action have denied and continue to deny, that any of them committed any violations of law or breaches of fiduciary duty or contract; and

           (d) that defendants in the Action are entering into this agreement because settlement would eliminate the burden and expense of further litigation, which they believe is in the best interests of the Company and all of its shareholders.

      6. If: (i) following the satisfaction by the parties of their obligations under paragraph 3 hereof, the Stipulation is not signed in accordance with the provisions of this Memorandum of Understanding; or (ii) following the execution of the Stipulation, the Settlement is not approved by the Court, or an order and final judgment approving the Settlement which is no longer subject to appeal is not entered, then this Memorandum shall be rendered null and void and of no force or effect, and shall not be deemed, used or offered to prejudice in any way the positions of the parties with respect to the Action or otherwise.

      7. In connection with the settlement contemplated by this Memorandum of Understanding, plaintiff's counsel will apply



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to the Court for an aggregate award of attorneys' fees and reimbursement of expenses (collectively referred to herein as "Fees and Expenses") in an amount not to exceed $500,000.00 to be paid by the Company, subject to Court approval. In addition, the defendants will not oppose an application by plaintiff's counsel for an additional award of Fees and Expenses of up to $1.50 per share of Preferred Stock redeemed pursuant to and in accordance with the terms of the Settlement, which shall be paid from, and deducted pro-rata (on a per share basis) from, the Settlement Redemption Price payable in respect of each share of Preferred Stock to be redeemed pursuant to and in accordance with the terms of the Settlement, it being expressly understood and agreed that the Company's obligation to pay any such Fees and Expenses other than by deducting the amount awarded by the Court on a pro-rata basis from the Settlement Redemption Price shall be limited to $500,000 in the aggregate.

      8. Subject to the terms and conditions of this Memorandum of Understanding, and the terms and conditions of the Stipulation of Settlement contemplated herein, the Company shall pay plaintiff's counsel such Fees and Expenses as may be awarded by the Court and in accordance with the terms set forth in this paragraph, within 10 days after the Approval Date. The Company shall also pay the costs of providing notice of the proposed Settlement. No other Released Party shall have any obligation to



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pay such Fees and Expenses or costs of providing such notice. To the extent the Company may be required to provide notice to any shareholders of the Company who are not members of the Common or Preferred Settlement Classes, the parties shall seek to be excused by the Court from having to provide such notice.

      9. This Memorandum of Understanding and the Settlement contemplated by it shall be governed by, and construed in accordance with, the laws of the State of Delaware. this Memorandum of Understanding may be modified or amended only by a writing signed by all the signatories hereto.

Dated:   Wilmington Delaware
         March 19, 1996


- ------------------------------               ------------------------------
Keith L. Schaitkin, Esq.                      Ann D. White, Esq.
Samuel L. Barkin, Esq.                        MAGER, LIEBENBERG and
GORDON ALTMAN BUTOWSKY                           WHITE
 WEITZEN SHALOV & WEIN                         Two Penn Center
114 West 47th Street                           Philadelphia, PA 19102
New York, NY 10036                             (215) 569-6921
(212) 626-0800                                 Attorneys for Plaintiff
Attorneys for Defendants


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Jay W. Eisenhofer, Esq.
Stuart M. Grant, Esq.
Joanne B. Wills, Esq.
John L. Reed, Esq.
BLANK ROME COMISKY
  & McCAULEY
1220 Market Street
Wilmington, DE 19801
(302) 425-6400
Attorneys for Plaintiff



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